EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hi-Tech Pharmacal Co., Inc. (the "Company") of our reports dated June 17, 2005 (with respect to Note Q, July 12, 2005), on our audits of the financial statements and Schedule II as of April 30, 2005 and 2004 and for each of the three years in the period ended April 30, 2005, on Hi-Tech Pharmacal Co., Inc. management's assessment of the effectiveness of internal control over financial reporting, and on the effectiveness of internal control over financial reporting of Hi-Tech Pharmacal Co., Inc. as of April 30, 2005 included in the Annual Report on Form 10-K for the year ended April 30, 2005.


                                        /s/Eisner LLP


New York, New York
July 20, 2005